                                                                    EXHIBIT 10.1


                              RETIREMENT AGREEMENT


                  RETIREMENT AGREEMENT (the "Retirement Agreement"), dated as of May 7, 1999, between Executive Risk Inc., a Delaware corporation (the "Company"), and Robert H. Kullas, an individual residing at 14 Fawn Run, Avon, Connecticut 06001 (the "Executive").

                  WHEREAS, the Executive is employed as Chairman of the Company;

                  WHEREAS, effective on the day after the date of the effective time of the merger (the "Merger") of the Company with Excalibur Acquisition, Inc. ("MergerSub"), a Delaware corporation which is a wholly-owned subsidiary of The Chubb Corporation, a New Jersey corporation ("Chubb"), (the "Retirement Date"), the Executive will retire and his employment with the Company will terminate;

                  WHEREAS, the parties wish to provide for their mutual rights and obligations arising from such retirement;

                  NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein and other good and valuable consideration, the receipt of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

                  Section 1. Resignation. By affixing his signature to this Agreement, Executive confirms his voluntary and irrevocable resignation from his various positions as executive officer and director of all organizations identified in Exhibit A attached hereto and incorporated by reference, such resignation to be effective as of the Retirement Date. Executive acknowledges that any employment relationship he has had with the Company will cease as of the Retirement Date and that he shall have no further employment relationship with the Company.

                  Section 2. Salary Continuation. Through December 31, 1999, the Executive shall continue to be entitled to payments in amounts equal to the base salary payments he would have received at his current rate of base salary had he remained employed through December 31, 1999, payable in arrears not less frequently than monthly, in accordance with the normal payroll practices of the Company. In addition, to the extent that the aggregate gross payments made under this Section 2 through December 31, 1999 do not equal $122,000, the Executive shall receive a lump sum cash payment on or about such date equal to such shortfall.

                  Section 3. Deemed Retirement. As further described in Sections 4, 5 and 6 below, for purposes of the Executive Risk Inc. Nonqualified Stock Option Plan (the "Option Plan"), the Executive Risk Inc. Incentive Compensation Plan (Pool A) (the "ICP") and the Executive Risk Inc. Performance Share Plan (the "PSP"), the Executive's termination of employment hereunder shall be treated (a) as a "Retirement" for purposes of the Option Plan and PSP, and (b) as a "retirement" with age plus full years of employment by the Company equaling, or exceeding, sixty for purposes of the ICP.

                  Section 4. Stock Options. Each of the Executive's outstanding options to purchase shares of the Company's common stock will be fully vested, and fully exercisable, immediately upon the effective time of the Merger and will be deemed to constitute an option to purchase shares of Chubb common stock pursuant to the terms of the Agreement and Plan of Merger dated as of February 6, 1999 among the Company, MergerSub and Chubb (the "Merger Agreement"). Each of the Executive's stock options outstanding as of the Retirement Date shall remain exercisable until the earlier of the third anniversary of the Retirement Date or the expiration of the term of such option. Except as provided herein, the stock options held by the Executive shall be governed by the terms of the respective stock option agreements and stock option plans pursuant to which such options were granted.

                  Section 5. Incentive Compensation Plan. The Executive shall be eligible to receive a pro rata Award for Plan Year 1999, as provided in Paragraph III(g) of the ICP, at such time as other Participants in the ICP receive Awards, if any, for that Plan Year, subject to reduction in the discretion of the Committee as provided in the fourth paragraph of Section III(e) of the ICP; provided, however, that (i) such discretion shall not be exercised to reduce any such Award by more than 50% from the amount calculated pursuant to the terms of the ICP and (ii) the recommendation of the Chairman shall not be required for the exercise of such discretion. At such times as other Participants in the Plan receive Awards, if any, with respect to the Report Year Loss Ratio for Plan Years 1996, 1997, 1998 and 1999, the Executive shall receive payment with respect to his participation in the ICP for such Plan Years. All capitalized terms used in this Section 5 shall have the respective meanings provided for such terms in the ICP. In the event that (i) no Awards are made under the ICP with respect to Plan Year 1999 and (ii) bonus or incentive compensation with respect to performance in 1999 is otherwise paid to all the other individuals who (a) are Participants in the ICP on the date hereof and (b) are employed by the Company on the first date as of which any portion of such bonus or incentive compensation becomes payable (the "Covered Persons"), the Company shall in its discretion determine the amount of a bonus payment to the Executive with respect to performance during 1999; provided that the minimum amount of any such bonus shall be $50,000 and the payment of such amount shall be made in a lump sum on the first date as of which any portion of a bonus or incentive compensation with respect to performance during 1999 becomes payable to all the Covered Persons.

                  Section 6. Performance Share Plan. The number of Performance Share Units earned by the Executive under the PSP with respect to the 1997-1999 Performance Period shall be determined pursuant to Section 10.1 of the PSP and the Merger shall constitute a Change in Control for such purposes. The Executive shall receive distributions on such Performance Share Units at the same time or times as the other Participants in the PSP receive their distributions, all in accordance with the terms of the PSP. For purposes of clarity, it is agreed that the Number of Performance Units earned by the Executive shall not be prorated based upon the number of months of the Executive's participation during the 1997-1999 Performance Period. All capitalized terms used in this Section 6 shall have the respective meanings provided for such terms in the PSP.

                  Section 7. Medical Benefits. Through December 31, 1999, the Executive and all of his dependents covered under the Company's medical plan immediately preceding the Retirement Date, if any, shall be entitled to continued coverage under the Company's medical plan. The Executive shall reimburse the Company for part of the cost of providing such benefits through December 31, 1999, with such reimbursement being equal to the amount the Executive was contributing immediately prior to the Retirement Date. Such continuation coverage shall be applied towards satisfaction of the Company's obligations to the Executive pursuant to Section 4980B of the Internal Revenue Code ("COBRA").

                  Section 8. Other Rights and Benefits. Except as specifically provided herein, this Retirement Agreement shall have no effect on the rights of the Executive to payments or other benefits due to the Executive pursuant to the terms of any employee benefit plan, fringe benefit policy, payroll practice or arrangement of the Company, including, without limitation, rights in respect of coverage under welfare benefit plans for periods through the Retirement Date, rights under the Company's Retirement Plan and Benefit Equalization Plan, rights under the Merger Agreement, rights under deferred compensation arrangements of the Company, and reimbursement for any reasonable business expenses incurred through the Retirement Date in accordance with Company policy. Notwithstanding the foregoing, the Executive shall not be entitled to any payments under any severance plans, programs or arrangements of the Company (including, without limitation, any such plans, programs or arrangements established pursuant to the Merger Agreement). Upon the termination of his employment with the Company, the Executive shall be under no obligation to seek other employment or to otherwise mitigate the obligations of the Company hereunder, and there shall be no offset against amounts or benefits due the Executive hereunder on account of any remuneration or benefit he may receive in connection with subsequent employment.

                  Section 9. Conditions of Benefits and Restrictions. The Company shall provide to the Executive the rights, payments and benefits set forth herein and shall execute and honor a release of claims and covenant not to sue in favor of the Executive (in the form attached hereto as Exhibit B) as consideration for and contingent upon (i) the Executive's execution, non-revocation and honoring of a release of claims and covenant not to sue in favor of the Company (in the form attached hereto as Exhibit C) and (ii) the Executive's continued compliance with the restrictive covenants set forth in
Section 10 hereof.

                  Section 10. Noncompetition; Nondisclosure; Nonsolicitation. The Executive hereby acknowledges and agrees that from January 1, 1999 he did not (except for such activities he performed on behalf of the Company) and through December 31, 2000 he shall not:

                          (i) engage or participate, directly or indirectly, as an officer, director, employee, partner or consultant with primary responsibility for activities in the fields of directors and officers or errors and omissions liability insurance or reinsurance in the United States of America (a "Competing Activity");

                          (ii) divulge, furnish, or make accessible to anyone any confidential or secret knowledge or information (x) with respect to business plans, new products, policy forms, insurance-related technology or other proprietary information of the Company or any of its Subsidiaries, or (y) with respect to any development or research work of the Company or any of its Subsidiaries;

                          (iii) recruit or solicit any person who has served as an officer or employee of the Company or any of its Subsidiaries at any time from February 1999 through December 31, 2000 to join any other company to engage in a Competing Activity, or solicit or recruit a substantial number of such employees or officers to work with any company with whom the Executive is associated;

                          (iv) engage in or participate in, directly or indirectly, any business conducted under a name that shall be the same as or similar to the name of, or any trade name used by, the Company or any of its Subsidiaries.

                  The Executive acknowledges that irreparable damage may result to the Company if the provisions of this Section 10 are not specifically enforced, and agrees that the Company shall be entitled to any appropriate legal, equitable or other remedy, including injunctive relief, in respect of any failure to comply with the provisions of this Section 10.

                  For purposes of this Section 10, the term "Subsidiary" shall mean (i) a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect 50% or more of the board of directors or other managers of such corporation are at the time owned, directly or indirectly, through one or more intermediaries, by the Company, or (ii) in the case of unincorporated entities, any such entity with respect to which the Company has the power, directly or indirectly, to designate 50% or more of the individuals exercising functions similar to a board of directors.

                  For the purposes of this Section 10, "Company" shall also be deemed to include The Chubb Corporation and its subsidiaries and affiliates (the "Chubb Companies") with respect to the employees, officers and/or operations of Executive Risk Inc. or its Subsidiaries that become employed by, are merged into, or are otherwise assumed by a Chubb Company.

                  Section 11. Termination. This Retirement Agreement may be terminated (i) by mutual written agreement of the Executive and the Company or
(ii) by either party if the effective date of the Merger shall not have occurred by December 31, 1999. If this Retirement Agreement is terminated pursuant to this Section 11, there shall be no liability or obligation on the part of the Company or the Executive pursuant hereto.


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
                  Section 12. Miscellaneous.

                          A. Complete Agreement. This Retirement Agreement, together with the rights and benefits provided to the Executive as described in Section 8 hereof, constitutes the entire agreement between the parties and cancels and supersedes all other agreements and understandings, whether written or oral, between the parties which may have related to the subject matter contained in this Retirement Agreement.

                          B. Modification; Amendment; Waiver. No modification, amendment or waiver of any provisions of this Retirement Agreement shall be effective unless approved in writing by both parties. The failure at any time to enforce any of the provisions of this Retirement Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of either party thereafter to enforce each and every provision hereof in accordance with its terms.

                          C. Governing Law; Jurisdiction. This Retirement Agreement and performance under it, and all proceedings that may ensue from its breach, shall be construed in accordance with and under the laws of the State of Connecticut, and the parties submit to the jurisdiction of the courts of the State of Connecticut for purposes of any actions or proceedings that may be required to enforce this Retirement Agreement.

                          D. Severability. Whenever possible, each provision of this Retirement Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Retirement Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Retirement Agreement.

                          E. Assignment. The rights and obligations of the parties under this Retirement Agreement shall be binding upon and inure to the benefit of their respective successors, assigns, executors, administrators and heirs; provided, however, that the Company may assign any duties under this Retirement Agreement without the prior written consent of the Executive.

                          F. Notices. All notices and other communications under this Retirement Agreement shall be in writing and shall be given in person or by telefax or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given when delivered personally or three days after mailing or one day after transmission of a confirmed telefax, as the case may be, to the respective persons named below:


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
         If to the Company:    Executive Risk Inc.
                               82 Hopmeadow Street
                               Simsbury, Connecticut 06070
                               Attn.: Stephen J. Sills
                                      Chief Executive Officer
                               Telefax: 860-408-2202

         If to the Executive:  Robert H. Kullas
                               14 Fawn Run
                               Avon, Connecticut 06001
                               Telefax: 860-677-5107

                  IN WITNESS WHEREOF, the parties have executed this Retirement Agreement as of the day and year first above written.

                         COMPANY:   Executive Risk Inc.



                                    By  /s/ Stephen J. Sills
                                        -------------------------------------
                                        Stephen J. Sills
                                        President and Chief Executive Officer



                         EXECUTIVE:     /s/ Robert H. Kullas
                                        -------------------------------------
                                        Robert H. Kullas

                                    EXHIBIT A

                                ROBERT H. KULLAS
               POSITIONS WITH SUBSIDIARIES OF EXECUTIVE RISK INC.


NAME OF SUBSIDIARY                                DOMICILE            MR. KULLAS' POSITION(S)
------------------                                --------            -----------------------
  Executive Risk Inc. Subsidiaries

Executive Risk Management Associates              Connecticut         Chairman
   (underwriting and claims agency)
Executive Risk Capital Trust                      Delaware            Administrative Trustee

Executive Re Inc.                                 Delaware            Chairman, Director
   (middle-level holding company)
  Executive Re Inc. Subsidiaries

  -  Executive Risk                               Netherlands         none
       International Holdings BV
         (mid-level holding co.)

          Executive Risk I.H. BV subsidiary

         -Executive Risk N.V.                     Netherlands         Supervisory Director
          (Netherlands insurer)

  -  Executive Risk (Bermuda) Ltd.                Bermuda             Director
         (Bermuda insurer)

  -  Sullivan Kelly Inc.                          California          Director
     (underwriting manager)

          Sullivan Kelly Inc. subsidiary

          - Sullivan Kelly of Arizona, Inc.       Arizona             none

- Executive Risk Indemnity Inc.                   Delaware            Co-chairman, Director
       (admitted insurance company)

           Executive Risk Indemnity Inc. subsidiaries

         - Executive Risk Specialty
           Insurance Company                      Connecticut         Co-chairman, Director
           (surplus lines company)

         - Quadrant Indemnity Company             Connecticut         Co-chairman, Director
           (admitted insurance company)

         - Talcott Services Corporation           Connecticut         none

  - Executive Risk Limited                        United Kingdom      none




ALL SUBSIDIARIES HAVE A PRINCIPAL U.S. MAILING ADDRESS OF:

82 HOPMEADOW STREET
SIMSBURY, CONNECTICUT 06070

                                    EXHIBIT B


                    RELEASE OF CLAIMS AND COVENANT NOT TO SUE


                  This RELEASE OF CLAIMS AND COVENANT NOT TO SUE is executed and delivered by EXECUTIVE RISK INC. (the "Company") to ROBERT H. KULLAS (the "Executive").

                  In consideration of the agreement by the Executive to enter into the Retirement Agreement between the Executive and the Company, dated May 7, 1999 (the "Retirement Agreement"), the Company hereby agrees as follows:

                  The Company and its Subsidiaries release and forever discharge the Executive from, and covenants not to sue or proceed against the Executive on the basis of, any and all past or present causes of action, suits, agreements or other claims which the Company or any of its Subsidiaries has against the Executive upon or by reason of any matter, cause or thing whatsoever, including, but not limited to, any matters arising out of his employment by the Company and the cessation of said employment. This release shall not, however, constitute a waiver of any of the Company's rights under the Retirement Agreement. The Company hereby covenants that neither it nor any of its Subsidiaries has transferred or assigned to any person or entity any of the claims that are subject to this release and covenant.

                  This RELEASE OF CLAIMS AND COVENANT NOT TO SUE is executed by the Company and delivered to the Executive on May 7, 1999.




                               EXECUTIVE RISK INC.


                               By:  /s/ Stephen J. Sills
                                    -------------------------------------
                                    Stephen J. Sills
                                    President and Chief Executive Officer

                                    EXHIBIT C


                    RELEASE OF CLAIMS AND COVENANT NOT TO SUE



                  This RELEASE OF CLAIMS AND COVENANT NOT TO SUE (the "Release") is executed and delivered by ROBERT H. KULLAS (the "Executive") to EXECUTIVE RISK INC. (the "Company").

                  In consideration of the agreement by the Company to provide the Executive with the rights, payments and benefits under the Retirement Agreement between the Executive and the Company dated May 7, 1999 (the "Retirement Agreement") to which the Executive would not otherwise be entitled, the Executive hereby agrees as follows:

                  Section I. Release and Covenant. The Executive, of his own free will, voluntarily releases and forever discharges the Company, The Chubb Corporation, their subsidiaries, affiliates, their directors, officers, employees, agents, stockholders, successors and assigns (both individually and in their official capacities) from, and covenants not to sue or proceed against any of the foregoing on the basis of, any and all past or present causes of action, suits, agreements or other claims which the Executive, his dependents, relatives, heirs, executors, administrators, successors and assigns has or have against any of them upon or by reason of any matter, cause or thing whatsoever, including, but not limited to, any matters arising out of his employment by the Company and the cessation of said employment, and including, but not limited to, any alleged violation of the Civil Rights Acts of 1964 and 1991, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, and any other federal or state law, regulation or ordinance, or public policy, contract or tort law having any bearing whatsoever on the terms and conditions of employment or termination of employment. This Release shall not, however, constitute a waiver of any of the Executive's rights under the Retirement Agreement.

                  Section 2. Due Care. The Executive acknowledges that he has received a copy of this Release prior to its execution and has been advised hereby of his opportunity to review and consider this Release for 21 days prior to its execution. The Executive further acknowledges that he has been advised hereby to consult with an attorney prior to executing this Release. The Executive enters into this Release having freely and knowingly elected, after due consideration, to execute this Release and to fulfill the promises set forth herein. This Release shall be revocable by the Executive during the 7-day period following its execution, and shall not become effective or enforceable until the expiration of such 7-day period. In the event of such a revocation, the Executive shall not be entitled to the consideration for this Release set forth above.

                  Section 3. Reliance by Executive. The Executive acknowledges that, in his decision to enter into this Release, he has not relied on any representations, promises or agreements of any kind, including oral statements by representatives of the Company, except as set forth in this Release.

                  This RELEASE OF CLAIMS AND COVENANT NOT TO SUE is executed by the Executive and delivered to the Company on May 7, 1999.



                                             EXECUTIVE:

                                             /s/ Robert H. Kullas
                                             ------------------------------
                                             Robert H. Kullas